EXHIBIT 99.1
Fastenal Company Reports 2022 First Quarter Earnings
WINONA, Minn., April 13, 2022 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended March 31, 2022. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Three-month Period
	2022	2021	Change
Net sales	$1,704.1	1,417.0	20.3%
Business days	64	63
Daily sales	$26.6	22.5	18.4%
Gross profit	$793.3	643.4	23.3%
% of net sales	46.6%	45.4%
Operating and administrative expenses	$435.3	363.1	19.9%
% of net sales	25.5%	25.6%
Operating income	$358.0	280.3	27.7%
% of net sales	21.0%	19.8%
Earnings before income taxes	$355.7	277.9	28.0%
% of net sales	20.9%	19.6%
Net earnings	$269.6	210.6	28.0%
Diluted net earnings per share	$0.47	0.37	27.8%
Year-Over-Year Quarterly Results of Operations
Net sales increased $287.0, or 20.3%, in the first quarter of 2022 when compared to the first quarter of 2021. There was one more selling day in the quarter relative to the year earlier period, and taking this into consideration our net daily sales increased 18.4% in the first quarter of 2022 when compared to the first quarter of 2021. This increase is due to improved unit sales across most products to our traditional manufacturing and construction customers, resulting from continued improvement in business activity. Our net daily sales growth also benefited by roughly 100 basis points from the absence of last year's adverse weather. The first quarter of 2022 continued to experience strong, economically-driven growth in underlying demand for manufacturing and construction equipment and supplies, which drove higher unit sales that contributed to the increase in net sales in the period. Foreign exchange negatively affected sales in the first quarter of 2022 by approximately 10 basis points.
The overall impact of product pricing on net sales in the first quarter of 2022 was 580 to 610 basis points. This increase reflects pricing actions taken during 2021, particularly in the second half, and the first quarter of 2022. These actions were taken as part of our strategy to mitigate the impact of marketplace inflation for our products, particularly fasteners, and transportation services. During the first quarter of 2022, costs for fuel and transportation services accelerated in their inflationary impact. We will continue to take actions aimed at mitigating the impact of product and transportation cost inflation as the need arises in 2022. The impact of product pricing on net sales in the first quarter of 2021 was 60 to 90 basis points.
From a product standpoint, we have three categories: fasteners, safety products, and other products, the latter of which includes eight smaller product categories, such as tools, janitorial supplies, and cutting tools. Fastener daily sales increased 24.6% over the first quarter of 2021, and represented 34.3% of our net sales in the first quarter of 2022; fasteners represented 32.5% of net sales in the first quarter of 2021. Safety product daily sales increased 15.3% over the first quarter of 2021 and represented 21.0% of our net sales in the first quarter of 2022; safety products represented 21.5% of net sales in the first quarter of 2021. Other products daily sales increased 14.8% over the first quarter of 2021 and represented 44.7% of our net sales in the first quarter of 2022; other products represented 46.0% of net sales in the first quarter of 2021.
We report our customers in two categories: national accounts, which are customers with a multi-site contract, and non-national accounts, which include large regional customers, small local customers, and government customers. Daily sales to our national account customers increased 22.8% in the first quarter of 2022 over the first quarter of 2021. Most of our national account customers grew in the first quarter of 2022 over the year earlier period, as our sales grew at 92 of our Top 100 national account customers. Revenues attributable to national account customers represented 57.1% of our total revenues in the period. Daily sales to our non-national account customers, which includes government customers, increased 13.0% in the first quarter of 2022 from the first quarter of 2021. Revenues attributable to non-national account customers represented 42.9% of our total revenues in the period.
Our gross profit, as a percentage of net sales, increased 120 basis points to 46.6% in the first quarter of 2022 from 45.4% in the first quarter of 2021. This increase reflects a couple of items. First, the first quarter of 2021 included a $7.8 write-down of masks, the value of which had declined significantly as supply shifted from tightly constrained in mid-2020 to abundantly available in early 2021. The absence of this write-down contributed 60 basis points to the increase in the gross margin percentage in the first quarter of 2022. Second, product margins improved, primarily due to a higher gross profit percentage realized in our safety products. This was a result of the margin of COVID-related products returning to pre-pandemic levels. The first quarter of 2022 did not have the large, multi-quarter commitments to supply COVID supplies, generally at a lower margin, that existed in the first quarter of 2021. This more than offset slightly lower fastener product margins. The impact of price/cost was largely neutral to our gross profit percentage in the first quarter of 2022. These positive impacts to our gross profit percentage were partly offset by higher transportation expenses related primarily to higher overseas shipping costs, third-party freight charges, and the cost of fuel in our internal fleet. In addition, the net impact of product and customer mix was modestly negative as the dilutive impact of customer mix was slightly greater than the additive impact of product mix.
Our operating income, as a percentage of net sales, increased to 21.0% in the first quarter of 2022 from 19.8% in the first quarter of 2021. The increase in our operating income percentage in the first quarter of 2022 was primarily due to the 120 basis point increase in our gross profit, as a percentage of net sales, as described in the preceding paragraph. Our operating and administrative expenses, as a percentage of net sales, improved slightly to 25.5% in the first quarter of 2022 from 25.6% in the first quarter of 2021. A decline, as a percentage of net sales, in occupancy-related expenses was mostly offset by increases, as a percentage of net sales, in employee-related expenses and, to a lesser degree, other operating and administrative expenses.
Employee-related expenses, which represent 70% to 75% of total operating and administrative expenses, increased 22.9% in the first quarter of 2022 compared to the first quarter of 2021. We experienced an increase in employee base pay, albeit at a rate below the growth in sales, due to higher average FTE during the period, a greater proportion of full-time employees in our labor pool, and higher wages. We experienced a significant increase in bonus and commission payments, which rose at a rate greater than sales, reflecting improved business activity and financial performance versus the year-ago period. We also experienced higher costs for profit sharing and healthcare. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 5.2% in the first quarter of 2022 compared to the first quarter of 2021. Building expense was largely flat, with lower branch-related rent being offset by non-branch capacity expansions, while we saw higher utility costs and slightly higher expenses related to investments in hardware and equipment to support growth of Fastenal Managed Inventory (FMI) Technology. Combined, all other operating and administrative expenses, which represent 10% to 15% of total operating and administrative expenses, increased 25.6% in the first quarter of 2022 compared to the first quarter of 2021. The increase in other operating and administrative expenses relates to increases in non-healthcare-related insurance costs and costs related to product movement and fuel for our local truck fleet.
Our net interest expense was $2.3 in the first quarter of 2022, compared to $2.4 in the first quarter of 2021.
We recorded income tax expense of $86.1 in the first quarter of 2022, or 24.2% of earnings before income taxes. Income tax expense was $67.3 in the first quarter of 2021, or 24.2% of earnings before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%.
Our net earnings during the first quarter of 2022 were $269.6, an increase of 28.0% compared to the first quarter of 2021. Our diluted net earnings per share were $0.47 during the first quarter of 2022, which increased from $0.37 during the first quarter of 2021.
Growth Driver Performance
•During the first quarter of 2022, we signed 106 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility). We had 1,440 active sites on March 31, 2022, which represented an increase of 12.1% from March 31, 2021. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a better than 20% rate in the first quarter of 2022 over the first quarter of 2021. This growth is due to improved business activity from our Onsite customers and, to a lesser degree, contributions from the increase in the number of Onsites we operate. It is not unusual for Onsite signings to be relatively strong in first quarters of calendar years. The signings in the first quarter of 2022 represent a record number for any quarter and a substantial improvement on first quarter signings over the prior two years. We believe this reflects normalization of the business environment which is improving access to facilities and decision-makers while reviving customers' strategic planning around supply chain solutions. We continue to believe the market will support a long-term rate of 375 to 400 annual signings, and this remains our goal for Onsite signings in 2022.
•FMI Technology is comprised of our FASTStock℠ (scanned stocking locations), FASTBin℠ (infrared, RFID, and scaled bins), and FASTVend℠ (vending devices) offering. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and delivered using our proprietary mobility technology.

FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. Prior to 2021, we reported exclusively on the signings, installations, and sales of FASTVend. Beginning in the first quarter of 2021, we began disclosing certain statistics around our FMI offering. The first statistic is a weighted FMI® measure which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is revenue through FMI Technology which combines the net sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in net sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
The table below summarizes the signings and installations of, and sales through, our FMI devices.

	Three-month Period
	2022	2021	Change
Weighted FASTBin/FASTVend signings (MEUs)	5,329	4,683	13.8%
Signings per day	83	74
Weighted FASTBin/FASTVend installations (MEUs; end of period)	94,425	85,157	10.9%

FASTStock sales	$198.5	110.5	79.5%
% of sales	11.5%	7.7%
FASTBin/FASTVend sales	$412.0	301.0	36.9%
% of sales	23.9%	21.0%
FMI sales	$610.5	411.5	48.4%
FMI daily sales	$9.5	6.5	46.0%
% of sales	35.4%	28.7%
Our signings in the first quarter of 2022 were below the pace necessary to achieve our annual goals. However, we had meaningful improvement in signings per day on both an annual and sequential basis and experienced better momentum through the quarter. As a result, our 2022 goal for weighted FASTBin and FASTVend device signings remains at 23,000 to 25,000 MEUs.
All metrics provided above exclude approximately 10,000 non-weighted vending devices that are part of a leased locker program.
•Our eCommerce business includes sales made through an electronic data interface (EDI), or other types of technical integrations, and through our web verticals. Daily sales through eCommerce grew 55.6% in the first quarter of 2022. Revenues attributable to eCommerce represented 16.1% of our total revenues in the first quarter of 2022.
Our digital products and services are comprised of sales through FMI (FASTStock, FASTBin, and FASTVend) plus that proportion of our eCommerce sales that do not represent billings of FMI services (collectively, our Digital Footprint). We believe the data that is created through our digital capabilities enhances product visibility, traceability, and control that reduces risk in operations and creates ordering and fulfillment efficiencies for both ourselves and our customers. As a result, we believe our opportunity to grow our business will be enhanced through the continued development and expansion of our digital capabilities.
Our Digital Footprint in the first quarter of 2022 represented 47.0% of our sales. We began to provide this figure in the first quarter of 2021, when we reported that our Digital Footprint represented 34.8% of our sales. We subsequently identified a calculation error. Using the same approach to calculating our Digital Footprint as we used starting in the second quarter of 2021, our Digital Footprint represented 39.1% of our sales in the first quarter of 2021.
Balance Sheet and Cash Flow
We produced operating cash flow of $230.0 in the first quarter of 2022, a decrease of 16.3% from the first quarter of 2021, representing 85.3% of the period's net earnings versus 130.5% in the first quarter of 2021. The decline in our operating cash flow and conversion rate is primarily due to an increased need for working capital to support our customer's growth as business activity improves, as well as from inflation in inventory. Customer mix, while not as significant a contributor in the period as customer growth and inflation, also contributes in two ways. First, our mix of traditional manufacturing and construction customers normalized along with general business conditions and were a greater proportion of our sales mix in the first quarter of 2022 than was the case in the first quarter of 2021; these customers tend to have longer payment terms and require more inventory to support. Second, national accounts continue to grow in our sales mix, and these customers tend to have longer payment terms. These impacts were only partly offset by growth in profits.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of March 31, 2022 when compared to March 31, 2021 were as follows:

	March 31		Twelve-month Dollar Change	Twelve-month Percentage Change
	2022	2021	2022	2022
Accounts receivable, net	$1,071.6	851.0	$220.6	25.9%
Inventories	1,600.8	1,305.3	295.5	22.6%
Trade working capital	$2,672.4	2,156.3	$516.1	23.9%

Accounts payable	$289.9	215.1	$74.9	34.8%

Trade working capital, net	$2,382.5	1,941.3	$441.3	22.7%

Net sales in last two months	$1,163.6	969.1	$194.5	20.1%
Note - Amounts may not foot due to rounding difference.
Our accounts receivable balance increased due to several factors. First, our receivables increased as a result of improved business activity and resulting growth in our customers' sales. Second, a year ago as a result of the COVID-19 pandemic we had a greater mix of customers that traditionally have shorter payment terms. As the effect of the pandemic has receded and manufacturing and construction markets have experienced strong growth, we saw a shift in our mix in the first quarter of 2022 towards customers that traditionally have longer payment terms.
Inventory was $1,600.8 at the end of the first quarter of 2022, an increase of $295.5, or 22.6%, over the first quarter of 2021. The impact of inflation on the value of stocked parts continues to represent the most significant element behind the increase in our inventory in the period. However, increases in the quantity of goods flowing into our hubs is also contributing at a rising rate. This is due to our commitment to providing a resilient and robust supply chain as our manufacturing and construction customers expand production, deeper inventory stocking due to disruptions in supply chains, and the timing of arrival of imported product.
Accounts payable were $289.9 at the end of the first quarter of 2022, an increase of $74.9, or 34.8%, over the first quarter of 2021 due to our product purchases increasing to support the improvement in business activity at our manufacturing and construction customers.
Our investment in property and equipment, net of proceeds from sales, was $33.1 in the first quarter of 2022 compared to $30.0 in the first quarter of 2021. The increase relates to higher spending for FMI equipment to reflect current and anticipated growth in our installed base, higher spending on hub property and equipment to reflect automation and safety upgrades, and higher spending on information technology. This was partly offset by lower spending on non-hub property due to the absence of spending on our now-completed Winona, Minnesota office building and lower spending for vehicles as tight supply chains have limited availability. In 2022, we continue to expect our investment in property and equipment, net of proceeds of sales, to be within a range of $180.0 to $200.0, an increase from $148.2 in 2021. This reflects an increase in spending on FMI equipment in anticipation of higher signings, an increase in spending on hub properties to reflect upgrades to and investments in automation as well as facilities upgrades, and an increase in manufacturing capacity to support demand and expand capabilities.
We returned $178.4 in dividends to our shareholders in the first quarter of 2022, compared to $160.8 in dividends in the first quarter of 2021.
Total debt on our balance sheet was $365.0 at the end of the first quarter of 2022, or 10.4% of total capital (the sum of stockholders' equity and total debt). This compares to $405.0, or 12.7% of total capital, at the end of the first quarter of 2021.

Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments related to in-market locations (defined as the sum of the total number of branch locations and the total number of active Onsite locations), and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:
	Q1 2022	Q4 2021	Q4 2021	Q1 2021	Q1 2021
In-market locations - absolute employee headcount	12,855	12,464	3.1%	12,683	1.4%
In-market locations - FTE employee headcount	11,644	11,337	2.7%	11,323	2.8%
Total absolute employee headcount	21,167	20,507	3.2%	20,532	3.1%
Total FTE employee headcount	18,958	18,370	3.2%	18,094	4.8%

Number of branch locations	1,760	1,793	-1.8%	1,959	-10.2%
Number of active Onsite locations	1,440	1,416	1.7%	1,285	12.1%
Number of in-market locations	3,200	3,209	-0.3%	3,244	-1.4%
Weighted FMI devices (MEU installed count) (1)	94,425	92,874	1.7%	85,157	10.9%
(1) This number excludes approximately 10,000 non-weighted devices that are part of our locker lease program.
During the last twelve months, we increased our total FTE employee headcount by 864. This reflects an increase in our in-market and non-in-market selling FTE employee headcount of 541 to support growth in the marketplace and sales initiatives targeting customer acquisition. We had an increase in our distribution center FTE employee headcount of 161 to support increasing product throughput at our facilities and to expand our local inventory fulfillment terminals (LIFTs). We had an increase in our remaining FTE employee headcount of 162 that relates primarily to personnel investments in information technology, manufacturing, and operational support, such as purchasing and product development.

Much of the increase in our FTE count noted above has occurred in the first quarter of 2022 specifically as the market for hiring has improved. Of the 864 increase in total FTE, approximately 72% were added in the first quarter of 2022. Of the 541 increase in in-market and non-in-market FTE, approximately 79% were added in the first quarter of 2022. Of the 161 increase in distribution center FTE, approximately 72% were added in the first quarter of 2022. Of the 162 increase in remaining FTE, approximately 49% were added in the first quarter of 2022.
We opened six branches in the first quarter of 2022 and closed 39 branches, net of conversions. We activated 57 Onsite locations in the first quarter of 2022 and closed 33, net of conversions. In any period, the number of closings tend to reflect both normal churn in our business, whether due to redefining or exiting customer relationships, the shutting or relocation of customer facilities that host our locations, or a customer decision, as well as our ongoing review of underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
ANNUAL MEETING OF SHAREHOLDERS WEBCAST
On Saturday, April 23, 2022, we will be holding our Annual Meeting of Shareholders (the 'Annual Meeting') at the Remlinger Muscle Car Museum located at 3560 Service Drive, Winona, Minnesota. The Annual Meeting will be webcast from 10:00 a.m., central time, until the conclusion of the meeting. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, future Onsite and weighted FMI device signings, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks related to inflation, supply chain constraints, labor shortages, and the COVID-19 pandemic), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)
	(Unaudited)
Assets	March 31, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$234.2	236.2
Trade accounts receivable, net of allowance for credit losses of $10.9 and $12.0, respectively	1,071.6	900.2
Inventories	1,600.8	1,523.6
Prepaid income taxes	—	8.5
Other current assets	127.4	188.1
Total current assets	3,034.0	2,856.6

Property and equipment, net	1,008.4	1,019.2
Operating lease right-of-use assets	246.0	242.3
Other assets	178.3	180.9

Total assets	$4,466.7	4,299.0

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$35.0	60.0
Accounts payable	289.9	233.1
Accrued expenses	268.2	298.3
Current portion of operating lease liabilities	91.3	90.8
Income taxes payable	61.1	—
Total current liabilities	745.5	682.2

Long-term debt	330.0	330.0
Operating lease liabilities	159.6	156.0
Deferred income taxes	89.6	88.6

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 575,601,845 and 575,464,682 shares issued and outstanding, respectively	5.8	5.8
Additional paid-in capital	101.6	96.2
Retained earnings	3,063.0	2,970.9
Accumulated other comprehensive loss	(28.4)	(30.7)
Total stockholders' equity	3,142.0	3,042.2
Total liabilities and stockholders' equity	$4,466.7	4,299.0

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)
	Three Months Ended March 31,
	2022	2021
Net sales	$1,704.1	1,417.0

Cost of sales	910.8	773.6
Gross profit	793.3	643.4

Operating and administrative expenses	435.3	363.1
Operating income	358.0	280.3

Interest income	0.1	0.0
Interest expense	(2.4)	(2.4)

Earnings before income taxes	355.7	277.9

Income tax expense	86.1	67.3

Net earnings	$269.6	210.6

Basic net earnings per share	$0.47	0.37

Diluted net earnings per share	$0.47	0.37

Basic weighted average shares outstanding	575.6	574.3

Diluted weighted average shares outstanding	577.6	576.5

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net earnings	$269.6	210.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	41.2	39.3
Loss (gain) on sale of property and equipment	3.5	(0.6)
Bad debt expense	(0.3)	(0.1)
Deferred income taxes	1.0	0.3
Stock-based compensation	1.5	1.5
Amortization of intangible assets	2.7	2.7
Changes in operating assets and liabilities:
Trade accounts receivable	(169.9)	(82.1)
Inventories	(76.4)	31.1
Other current assets	60.7	16.3
Accounts payable	56.8	8.1
Accrued expenses	(30.1)	(6.3)
Income taxes	69.6	53.9
Other	0.1	0.1
Net cash provided by operating activities	230.0	274.8

Cash flows from investing activities:
Purchases of property and equipment	(35.5)	(32.7)
Proceeds from sale of property and equipment	2.4	2.7
Other	(0.1)	0.1
Net cash used in investing activities	(33.2)	(29.9)

Cash flows from financing activities:
Proceeds from debt obligations	235.0	110.0
Payments against debt obligations	(260.0)	(110.0)
Proceeds from exercise of stock options	3.9	6.6
Payments of dividends	(178.4)	(160.8)
Net cash used in financing activities	(199.5)	(154.2)

Effect of exchange rate changes on cash and cash equivalents	0.7	(2.5)

Net (decrease) increase in cash and cash equivalents	(2.0)	88.2

Cash and cash equivalents at beginning of period	236.2	245.7
Cash and cash equivalents at end of period	$234.2	333.9

Supplemental information:
Cash paid for interest	$2.3	2.4
Net cash paid for income taxes	$15.2	12.4
Leased assets obtained in exchange for new operating lease liabilities	$23.9	30.9

CONTACT:	Ellen Stolts
Director of Accounting - Reporting and Reconciliation
507-313-7282